Exhibit 99.1

SandRidge Mississippian Trust I

SandRidge Mississippian Trust I Announces Distribution of $0.82 Per Unit

SANDRIDGE MISSISSIPPIAN TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

___________________________________________________________________________________________News Release

For Immediate Release

AUSTIN, Texas October 28, 2011 — SANDRIDGE MISSISSIPPIAN TRUST I (NYSE: SDT) today announced a quarterly distribution for the period from June 1, 2011 through August 31, 2011 of $22.9 million, or $0.816423 per unit. Quarterly cash available for distribution on all units exceeded 120% of the target distribution (the “Incentive Threshold”), resulting in a distribution equal to the Incentive Threshold plus 50% of the amount by which cash available for distribution exceeded the Incentive Threshold. The distribution is expected to occur on or before November 30, 2011 to holders of record as of the close of business on November 15, 2011.

The Trust was formed by SandRidge Energy, Inc. (“SandRidge”) in December 2010 to own royalty interests in oil and natural gas properties owned by SandRidge in the Mississippian formation in Alfalfa, Garfield, Grant, Major and Woods counties in Oklahoma and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Although there is no assurance of any minimum distribution in any quarterly period, during the subordination period (as described in the Trust’s filings), holders of Common Units will be entitled to receive an amount up to the “Subordination Threshold” (which varies from quarter to quarter) prior to any distribution being made for that quarter in respect of the Subordinated Units, all of which are held by SandRidge. If the amount available for distribution in any quarterly period is sufficient to distribute an amount equal to the Subordination Threshold to the holders of all units (including the Subordinated Units), any additional balance is distributed to holders of all units, up to the amount of the Incentive Threshold for the quarter. Trust units are entitled to receive 50% of any cash available for distribution in excess of the Incentive Threshold for the quarter, which for the period from June 1, 2011 through August 31, 2011 was approximately $0.4 million or $0.015762 per unit.

Volumes, price and distributable income available to unitholders for the payment period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	180
Gas (MMcf)	1,558
Combined (MBoe)	440
Average Price
Oil (per Bbl)	$87.43
Gas (per Mcf)	$4.72
Average Price - including impact of derivative settlements
Oil (per Bbl)	$94.32
Gas (per Mcf)	$4.90
Revenues
Royalty income	$23,100
Derivative settlements	1,521
Expenses	1,320

Income available for distribution prior to incentive calculation	23,301
Less: Incentive distribution to SandRidge	441

Distributable income available to unitholders	$22,860

Distributable income per unit (28,000,000 units issued and outstanding)	$0.816423

SandRidge Energy, Inc., the sponsor of SandRidge Mississippian Trust I announced that it will host a conference call on November 11, 2011 at 8.00 am CST. The telephone number to access the conference call from within the U.S. is 800-299-8538 and from outside the U.S. is 617-786-2902. The participant code for the call is 88109621. The call may also be accessed via the internet at http://www.media-server.com/m/p/63jpqdf8. An audio replay of the call will be available from November 11, 2011 until 11:59 pm EST on November 18, 2011. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is +1-617-801-6888. The participant code for the replay is 47372459.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust I is subject to the risks described in the Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Michael Ulrich
1(800) 852-1422
919 Congress Avenue, Austin, TX 78701